Exhibit 99.1

January 12, 2010  1 p.m. Pacific Time

Company Press Release

SOURCE:	Cowlitz Bancorporation
CONTACTS:	Richard J. Fitzpatrick, Chief Executive Officer
Gerald L. Brickey, Chief Financial Officer
(360) 423-9800

LONGVIEW, Wash., January 12, 2010/PRNewswire/ --

COWLITZ BANCORPORATION SHAREHOLDERS APPROVE REVERSE STOCK SPLIT

Cowlitz Bancorporation (NASDAQ: CWLZ) (the “Company”) today announced that on December 31, 2009 the Company's shareholders approved an amendment to the Restated Articles of Incorporation to affect a one-for-ten reverse stock split of the shares of the Company's common stock issued and outstanding (the “Reverse Split”).  The Company’s Board of Directors is now authorized to affect the Reverse Split, but the Reverse Split has not yet become effective.  The primary purpose of the Reverse Split is to increase the Company’s stock price sufficiently above the $1.00 minimum bid price requirement in Rule 5550(a)(2) of the Nasdaq Marketplace Rules to sustain long-term compliance with such rule.  The Reverse Split will be effective as of the date of the amendment’s filing with the Washington Secretary of State.  The Company will issue a press release and file a Form 8-K pre-announcing the Reverse Split at least 10 days prior to the amendment’s filing.

On January 6, 2010, as anticipated, the Company received a letter from the NASDAQ Stock Market (“Nasdaq”) regarding its non-compliance with Rule 5550(a)(2), which results from the failure of the Company’s common stock to meet the $1.00 minimum bid price requirement for 30 consecutive days.  The notice letter has no immediate effect on the listing of the Company's common stock on The Nasdaq Capital Market.

In accordance with Rule 5810(c)(3)(A) of the Nasdaq Marketplace Rules, the Company has a 180 calendar day grace period, or until July 6, 2010, to comply with the minimum bid price requirement.  To regain compliance, the bid price for the Company’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days prior to July 6, 2010.  The Company intends to consummate the Reverse Split prior to July 6, 2010, and expects to be in compliance with all Nasdaq listing rules following the Reverse Split.

If the Company does not regain compliance with the minimum bid price requirement by July 6, 2010, Nasdaq will again provide written notification that the Company's securities are subject to potential delisting.  At that time, the Company may appeal the delisting determination to a Nasdaq listing qualifications hearings panel.

This press release contains forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. You should not place undue reliance on forward-looking statements and, except as required by applicable law, we undertake no obligation to update any such statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2008, and other filings with the SEC. The Company makes forward-looking statements in this release related to future actions of Nasdaq, timing of the Reverse Split and future compliance with Nasdaq listing rules.